Exhibit 10.1
AMENDMENT ONE
TO THE
CONAGRA FOODS, INC.
AMENDED AND RESTATED
VOLUNTARY DEFERRED COMPENSATION PLAN
(January 1, 2009 Restatement)
RECITALS
          1. The ConAgra Foods, Inc. Amended and Restated Voluntary Deferred Compensation Plan was amended and restated as of January 1, 2009 (the “Plan”).
          2. ConAgra Foods, Inc. (the “Company”) now desires to amend the Plan to restrict the Employees who will be eligible to make Compensation Deferral Contributions beginning January 1, 2010.
          3. Initial capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.
AMENDMENT
The Plan is hereby amended effective January 1, 2010 by replacing the first sentence of Article II with the following:
Compensation Deferral Contributions may be made by those employees of the Employer who either have been selected by, and at the sole and absolute discretion of, the HR Committee, or who are both categorized by the Company or a Related Company as a grade level 23 or higher, and who have an annual base salary that equals or exceeds one hundred twenty five thousand dollars ($125,000.00). Notwithstanding the foregoing, any Participant who made Compensation Deferral Contributions during 2009 may continue to make Compensation Deferral Contributions for each Plan Year beginning after 2009, provided that such Participant’s annual base salary equals or exceeds one-hundred twenty-five thousand dollars ($125,000.00) as of the first day of the applicable Plan Year, and any Participant who has a balance in the Plan as of December 31, 2009, may remain a Participant with respect to such balance and any earnings or losses thereon.
This Amendment was approved by the HR Committee at its meeting held on December 3, 2009.

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